                                                                    EXHIBIT 12.1

                   GENERAL CABLE CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (IN MILLIONS)

                                                                                     Years ended December 31,
                                                                   ------------------------------------------------------------
                                                                    2003          2002          2001         2000         1999
EARNINGS AS DEFINED

Earnings (loss) from operations before income taxes and
   before adjustments for minority interests in
   consolidated subsidiaries and after eliminating
   undistributed earnings of equity method investees               $ (1.2)      $ (27.6)      $  58.1      $ (28.9)      $ 55.4
Preferred stock dividend (pre-tax equivalent)                        (0.9)            -             -            -            -
Fixed charges                                                        53.2          47.1          51.5         67.8         43.4
                                                                   ------       -------       -------      -------       ------
     TOTAL EARNINGS, AS DEFINED                                    $ 51.1       $  19.5       $ 109.6      $  38.9       $ 98.8
                                                                   ======       =======       =======      =======       ======

FIXED CHARGES, AS DEFINED

Interest expense                                                   $ 44.9       $  40.9       $  43.2      $  61.4       $ 39.0
Amortization of capitalized expenses related to debt                  4.5           3.7           4.4          4.2          1.1
Preferred stock dividend (pre-tax equivalent)                         0.9             -             -            -            -
Interest component of rent expense                                    2.9           2.5           3.9          2.2          3.3
                                                                   ------       -------       -------      -------       ------
     TOTAL FIXED CHARGES, AS DEFINED                               $ 53.2       $  47.1       $  51.5      $  67.8       $ 43.4
                                                                   ======       =======       =======      =======       ======

     RATIO OF EARNINGS TO FIXED CHARGES                                 -             -           2.1            -          2.3

For the years ended December 31, 2003, 2002 and 2000, earnings were insufficient to cover fixed charges by $2.1 million $27.6 million and $28.9 million, respectively.